EXHIBIT 23.2


INDEPENDENT AUDITORS' CONSENT



     We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-94026, 33-51234, 33-75028, 33-77684, 33-57628, 33-80581,
33-80583, and 333-42775) pertaining to the Apria Healthcare Group Inc./Homedco Group, Inc. Stock Incentive Plan, 1992 Stock Option Plan, 1992 Stock Incentive Plan, 1994 Employee Stock Purchase Plan, 1991 Management Stock Purchase Plan, Apria Healthcare Group Inc. Amended and Restated 1992 Stock Incentive Plan, Apria Healthcare Group Inc. 1991 Nonqualified Stock Option Plan, and 1997 Stock Incentive Plan of our report dated March 29, 1999, appearing in the Annual Report on Form 10-K of Apria Healthcare Group Inc. for the year ended December 31, 1998.



DELOITTE & TOUCHE LLP

Costa Mesa, California
March 29, 1999